Registration No. 33-________

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549


                              FORM S-8
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933



                     COCA-COLA ENTERPRISES INC.
       (Exact name of registrant as specified in its charter)


             DELAWARE                         58-0503352
   (State or other jurisdiction of           (IRS Employer
    incorporation or organization)          Identification No.)


         One Coca-Cola Plaza, N.W., Atlanta, Georgia 30313
    (Address of principal executive offices, including Zip Code)


                     COCA-COLA ENTERPRISES INC.
                  1995 RESTRICTED STOCK AWARD PLAN
                      (Full title of the plan)


                        Lowry F. Kline, Esq.
                          General Counsel
                     Coca-Cola Enterprises Inc.
                     One Coca-Cola Plaza, N.W.
                         Atlanta, GA 30313
              (Name and address of agent for service)

                           (404) 676-2100
   (Telephone number, including area code, of agent for service)


                       CALCULATION OF REGISTRATION FEE
________________________________________________________________________

                                      Proposed     Proposed
                                      maximum      maximum
 Title of                             offering     aggregate      Amount of
securities to         Amount to be    price per     offering    registration
be registered         registered       share         price          fee
- ---------------------------------------------------------------------------
 Coca-Cola             2,040,000      $21 (1)   $43,605,000(1)   $15,036.21(1)
Enterprises Inc.         shares
Common Stock, $1.00
par value



         (1) Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock Exchange on April 12, 1995.



           PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

               The following documents filed by the registrant with the Commission are incorporated herein by reference:

               (a)   the  registrant's  Annual  Report  on  Form  10-K   filed
   pursuant to Section 13 of the Securities Exchange Act of 1934 for its fiscal year ended December 31, 1994;

               (b)   all other  reports filed  by the  registrant pursuant  to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1994;

               (c) the description of the registrant's common stock to be offered hereby which is contained in the registration statement filed on Form 8-A on October 28, 1986, under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

               All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated hereby by reference and to be a part hereof from the date of filing of such documents.

   ITEM 4.  DESCRIPTION OF SECURITIES.

               Not applicable.

   ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Lowry F. Kline, who, as General Counsel of the registrant, has furnished an opinion on the legality of the securities being registered hereunder, has been granted 7500 shares of restricted stock under the Coca-Cola Enterprises Inc. 1995 Restricted Stock Plan, 1500 of which shares have vested at the date hereof.

   ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Article  Sixth  of  the  registrant's  Restated  Certificate of
   Incorporation   provides   for  the   elimination   of  personal   monetary
   liabilities  of directors  of the  registrant  for  breaches of  certain of their fiduciary  duties to the full  extent permitted  by Section 102(b)(7)
   of the General Corporation Law of Delaware (the  "GCL").  Section 102(b)(7)
   of the  GCL enables a  corporation in its  certificate of incorporation  to eliminate  or  limit the  personal liability  of  members of  its board  of directors to the corporation or its  shareholders for monetary damages  for violations of a director's  fiduciary duty of  care.  Such a provision  has no effect on the availability of equitable  remedies, such as an injunction
   or rescission,  for  breach  of fiduciary  duty.    In  addition,  no  such
   provision may eliminate or limit the liability of a director for  breaching his duty of loyalty, failing to act in good faith, engaging in  intentional misconduct or knowingly violating the law,  paying an unlawful dividend  or
   approving  an illegal  stock repurchase, or obtaining  an improper personal benefit.

               Article Eleventh of  the registrant's  Restated Certificate  of
   Incorporation provides for indemnification of directors and officers to the extent permitted by the GCL. Section 145 of the GCL provides for indemnification of directors and officers from and against expenses
   (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the corporation. The section permits indemnification if the director of officer acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had reasonable cause to believe his conduct to be lawful. If, in an action brought by or in the right of the corporation, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expenses reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote determines that the applicable standard of conduct has been met. Section 145 provides such indemnity for persons who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

               The registrant maintains directors and officers liability insurance which insures against liabilities that directors or officers of the registrant may incur in such capacities.

   ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

   ITEM 8.  EXHIBITS.

               4.1 Restated Certificate of Incorporation of Coca-Cola Enterprises, as amended on April 15, 1992, incorporated by reference to
   Exhibit 28.2 to the registrant's Quarterly Report on Form 10-Q as filed May 11, 1992.

               4.2   Bylaws of Coca-Cola Enterprises Inc.

               4.3   Coca-Cola Enterprises  Inc. 1995  Restricted Stock  Award
   Plan.

               5     Opinion  regarding   legality  of  the  securities  being
   registered.

               23.1  Consent of Ernst & Young LLP.


               23.2  Consent of counsel (included in Exhibit No. 5).

               24    Powers of Attorney.

   ITEM 9.  UNDERTAKINGS.

               A.    Rule 415 Offering.

                     The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)   To   include   any  prospectus   required  by
         section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

   provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               B. Filings Incorporating Subsequent Exchange Act Documents by Reference.

                     The undersigned  registrant hereby  undertakes that,  for
   purposes  of determining any  liability under  the Securities  Act of 1933, each filing of the registrant's  annual report pursuant to section 13(a) or
   section  15(d)  of  the  Securities  Exchange   Act  of  1934  (and,  where
   applicable,  each  filing  of an  employee  benefit  plan's  annual  report pursuant to section 15(d)  of the Securities Exchange  Act of 1934) that is incorporated by reference in the registration  statement shall be deemed to be  a  new  registration  statement  relating  to  the  securities  offered
   therein, and the offering  of such securities at  that time shall be deemed to be the initial bona fide offering thereof.

               C.    Filing of Registration Statement on Form S-8.

                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                    SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, Coca-Cola Enterprises Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 17th day of April, 1995.

                                             COCA-COLA ENTERPRISES INC.
                                                      (registrant)

                                                   S. K. JOHNSTON, JR.
                                             By:________________________
                                                S. K. Johnston, Jr.
                                                Vice Chairman and Chief
                                                Executive Officer



               Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated.


    S. K. JOHNSTON, JR.       Vice Chairman, Chief      April 17, 1995
    _______________________   Executive Officer and a
    (S.K. Johnston, Jr.)      Director (principal
                              executive officer)
    JOHN R. ALM               Senior Vice President     April 17, 1995
    _______________________   and Chief Financial
    (John R. Alm)             Officer (principal
                              financial officer)

    BERNICE H. WINTER         Vice President and        April 17, 1995
    (Bernice H. Winter)       Controller (principal
                              accounting officer)

               *              Chairman of the Board of  April 17, 1995
    (M. Douglas Ivester)      Directors
               *              President, Chief          April 17, 1995

    (Henry A. Schimberg)      Operating Officer and a
                              Director

               *              Director                  April 17, 1995
    (Howard G. Buffett)
               *              Director                  April 17, 1995
    (John L. Clendenin)

               *              Director                  April 17, 1995
    (Johnnetta B. Cole)

               *              Director                  April 17, 1995
    (T. Marshall Hahn, Jr.)
               *              Director                  April 17, 1995
    (Claus M. Halle)




               *              Director                  April 17, 1995
    (L. Phillip Humann)

               *              Director                  April 17, 1995
    (Robert A. Keller)
               *              Director                  April 17, 1995
    (S. L. Probasco, Jr.)

               *              Director                  April 17, 1995
    (Francis A. Tarkenton)

        LOWRY F. KLINE
   *By:____________________
       Lowry F. Kline
       Attorney-in-Fact